Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-79441,  333-90315 and 333-117880 and Form S-3 No. 333-108275) of Tuesday Morning Corporation and in the related Prospectuses of our reports dated February 28, 2006, with respect to the consolidated financial statements of Tuesday Morning Corporation,  management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over  financial reporting of Tuesday Morning Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ERNST & YOUNG LLP
Dallas, Texas
February 28, 2006